Exhibit 99.1

Voyager Oil & Gas, Inc. Provides Operations Update

BILLINGS, MONTANA — July 19, 2010 — Voyager Oil & Gas, Inc. (OTCBB: VYOG) (“Voyager”) provided an operations update related to drilling and completion activity in its Williston Basin Bakken and Three Forks, D-J Basin Niobrara and Tiger Ridge prospects.

Williston Basin Bakken and Three Forks

Voyager currently controls approximately 24,000 net acres in the Williston Basin.  Since April 16, 2010, Voyager has acquired approximately 18,000 net acres primarily in Williams and McKenzie Counties, North Dakota.  Voyager has also participated in six Bakken oil wells, including the Brigham operated Ross-Alger 6-7 #1H which reported initial production of 3,070 barrels of oil equivalent per day (BOEPD).  To date, Voyager acreage has been included in approximately 74 permits to drill Bakken wells expected to spud within the next six months.  Voyager continues to lease prospective acreage using its competitive advantage targeting non-operated working interests in delineated areas of high quality production.

D-J Basin Niobrara

Voyager announced the 48,000 net acre Niobrara development program with Slawson Exploration on June 28, 2010.  Voyager is participating on a heads-up basis for a 50% working interest in Slawson’s 48,000 acre position.  Since that announcement, Slawson has spud the Bushwacker 24-11-67 well targeting the Niobrara formation. The Bushwacker is the first in a series of  three test wells planned for 2010 and the first of 60 wells planned through 2011.

Tiger Ridge Gas

Voyager controls approximately 65,000 net acres in and around the Tiger Ridge Gas Field in Montana.  Voyager is currently conducting seismic testing and plan to participate in the drilling of three wells with Devon Energy, with the first two wells in the series already spud and a third planned for late third quarter of 2010.

Heath Oil Shale

Voyager owns 33,500 net acres targeting the Heath Oil Shale of Central Montana.  Voyager has begun to see substantial permitting activity and expects its acreage to be included in a number of wells to spud in the fourth quarter of 2010.  The Heath Oil Shale is very similar to the Bakken and the play contains many of the same development partners.

J.R. Reger, CEO of Voyager commented, “Throughout the remainder of 2010, we expect that Voyager will continue its aggressive leasing program in the Williston Basin and its development programs in the Niobrara, Heath Shale and Tiger Ridge Gas field.  We are fully funded to continue to execute on our 2010 goals and expect our competitive leasing advantage to result in further strategic acreage acquisitions and expanded drilling activity.  With our strong cash position and no debt we believe we are well positioned to execute on our drilling and acreage programs.”

RECENT WELL ACTIVITY

Well Name	Status	Spud Date	Well Type	Partner	Interest	BOEPD
Ripper #1-22H	Producing	11/23/2009	Horizontal Bakken	Slawson	1.11%	2,369
Ross-Alger 6-7 #1H	Producing	4/21/2010	Horizontal Bakken	Brigham	7.71%	3,070
Larsen 3-10 #1H	Drilling	5/17/2010	Horizontal Bakken	Brigham	0.10%
Vixen #1-19-30H	Drilling	6/24/2010	Horizontal Bakken	Slawson	2.28%
Andre 5501 13-4H	Drilling	6/14/2010	Horizontal Bakken	Oasis	11.06%
Ellis 5602 42-8H	Rigging up	7/21/2010	Horizontal Bakken	Oasis	0.22%
Bonus LLC 28-15-27-19	Drilling	7/1/2010	Conventional Gas	Devon	38.28%
State 24-09-27-19	Drilling	6/15/2010	Conventional Gas	Devon	35.78%
State 26-01-27-19	Proposed	8/15/2010	Conventional Gas	Devon	21.88%

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About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 147,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  24,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  640 net acres targeting a Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results. All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

Contact:

The WSR Group
Investor Relations Contact:
Gerald Kieft
772-219-7525
http://www.wallstreetresources.net/voyager.asp